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                          FIFTH AMENDMENT TO LOAN AGREEMENT

    THIS FIFTH AMENDMENT TO LOAN AGREEMENT (this "Amendment") is entered into as of March 12, 1996, by and between IOMEGA CORPORATION, a Delaware corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Lender").


                                       RECITALS

    WHEREAS, Borrower is currently indebted to Lender pursuant to the terms and conditions of that certain Loan Agreement between Borrower and Lender dated as of July 5, 1995, as amended ("the Loan Agreement").

    WHEREAS, Lender and Borrower have agreed to certain changes in the terms and conditions set forth in the Loan Agreement and have agreed to amend the Loan Agreement to reflect said changes.

    NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Loan Agreement shall be amended as follows:

    1. Lender agrees to waive compliance by Borrower with the Working Capital covenant set forth in Section 8.10(a) of the Loan Agreement as of March 31, 1996 only. Section 8.10(a) is hereby deemed amended accordingly. Except as so amended, Section 8.10(a) of the Loan Agreement shall remain in full force and effect.

    2. Section 9.1 of the Loan Agreement is amended by deleting the period at the end thereof, replacing it with a comma, and adding thereto a new clause which reads as follows:

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         "and except for convertible subordinated notes ("Junior Notes") in an original principal amount not to exceed $46,000,000.00, in form and content satisfactory to Lender which are subordinated to Borrower's obligations to Lender pursuant to subordination provisions which have been approved in writing by Lender prior to incurring the indebtedness evidenced by such notes; provided however, that Borrower shall not make any payment of principal (whether scheduled or not) on such Junior Notes nor redeem, voluntarily or otherwise, any or all of such Junior Notes without the prior written consent of Lender. Borrower shall be permitted to make regularly scheduled interest payments on such Junior Notes solely in accordance with the subordination provisions which have been approved by Lender in writing."

    3. Borrower shall, promptly upon receipt of proceeds of the Junior Notes, repay in full the principal amount by which the Revolving Loans and Letter of Credit Obligations exceed the availability therefor, without regard to the temporary increase in availability set forth in clause 2.1(a)(iv) of the Loan Agreement as amended in the Fourth Amendment, which temporary increase shall be immediately automatically cancelled upon receipt by Borrower of such proceeds.

    4. Except as specifically provided herein, all terms and conditions of the Loan Agreement remain in full force and effect, without waiver or modification. All terms defined in the Loan Agreement shall have the same meaning when used in this Amendment. This Amendment and the Loan Agreement shall be read together, as one document.

    5. Borrower hereby remakes all representations and warranties contained in the Loan Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Loan Agreement, nor any condition, act or event


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which with the giving of notice or the passage of time or both would constitute any such Event of Default.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

                                   WELLS FARGO BANK,
IOMEGA CORPORATION                   NATIONAL ASSOCIATION


By:  /s/ Robert J. Simmons         By:  /s/ illegible
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Title:  Treasurer                  Title:  Vice President
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